Exhibit 99.1

KIWIBOX.COM: AN ONLINE COMMUNITY FOR OLD TEENS AND YOUNG ADULTS TO EXPLORE, CONNECT, PARTY

Kiwibox announces its trendy, free and safe Android Application to its members!

NEW YORK, May 25 /PRNewswire-FirstCall/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB) – KIWIBOX.COM a US based social network focused on young adults and old teens announced today the release of a free Android Application for cell phones to its members.

With this application, members can get easy access to Kiwibox anytime and anywhere. Registered users can find new friends, message friends, update and check their buddy news, upload online photos and write guestbook entries! In summary they can  stay in touch with their community when they are on the go!

Different then other large communities, since its inception in 1999 Kiwibox.com  has offered its members a variety of possibilities to manage privacy from a choice of hundreds of possibilities. Kiwibox is not dependent upon and does not exchange data  with  3rd parties,  guaranteeing  its members complete  privacy based on their individual user settings. Additionally, Kiwibox.com has included in this Android Application a security restriction,  also on its website, that restricts access to individual users based on their age to protect teens and young adults from being solicited by  older, unrelated persons. All Kiwibox  news announcements and updates can be restricted to a user’s  buddies who alone have access to their information.

The Android operating system has had many updates over the past week. With over 100,000 Android powered devices being sold every day and proportionally more than twice the free applications, Kiwibox is now in step with this trend and has developed a free Application for  its users to play in  this enormous and growing new market! The Android operating system has only been around for 18 months and a lot has changed in the past 6 months in terms of platforms, partnerships, and the number of consumers who have Android powered phones. Android OS had a market share in the first quarter of 2010 of 9,6% in comparison  to the Iphone OS, with 15.4%. Several different manufacturers have been able to configure the Android OS to work with their products, including LG, HTC, Motorola, and Dell. Phones that run Google Android operate much like a computer desktop, allowing users to run multiple applications at the same time . For instance, a user  can browse through Kiwibox and upload a photo to the Kiwibox gallery in the middle of a telephone conversation.

About  KIWIBOX.COM:
KIWIBOX.COM  is the only stand-alone social network community company whose shares are traded in the public stock  market under the trading symbol “KIWB”.

KIWIBOX.COM was founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In 2008, the company launched a new website with Web 2.0 technology, and in May 2010 the company followed up with latest Ajax and social network technology. Expanding its community to serve teens & young adults to explore, connect, party.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

 CONTACT: Andre Scholz, +1-212-239-8210, ascholz@kiwiboxinc.com